UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 7, 2008

Advanced Photonix, Inc.
(Exact Name of Registrant as specified in its Charter)

Delaware	1-11056	33-0325836
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2925 Boardwalk, Ann Arbor, Michigan	48104
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's telephone number, including area code:	(734) 864-5647

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 7, 2008, the Board of Directors (the “Board”) of Advanced Photonix, Inc. (the “Company”) acting upon recommendation of the Compensation Committee (the “Committee”) approved the following increases in the annual base salaries for Richard D. Kurtz, Chief Executive Officer (CEO), Robin Risser, Chief Financial Officer (CFO) and Steve Williamson, Chief Technology Officer (CTO): An increase in Mr. Kurtz’s annual base salary from $188,700 to $241,000 effective as of April 1, 2007 and from $241,000 to $295,000 effective as of April 1, 2008; an increase in Mr. Risser’s annual base salary from $188,700 to $203,150 effective as of April 1, 2007 and from $203,150 to $225,000 effective as of April 1, 2008; and an increase in Mr. Williamson’s annual base salary from $185,000 to $195,650 effective as of April 1, 2007 and from $195,650 to $210,000 effective as of April 1, 2008.

The Committee’s recommendation for such salary increases was based in part upon its review and analysis of an executive compensation report prepared by an independent compensation consultant retained by the Committee at the beginning of the 2008 fiscal year and the fact that there had been no salary adjustments in fiscal years 2006 and 2007. The compensation report revealed that the executive salaries were significantly below market as compared to the peer companies identified by the consultant. These increases place the salaries of the executives at the median of salary levels within such peer group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADVANCED PHOTONIX, INC.

By: /s/ Richard Kurtz
Richard Kurtz, Chief Executive Officer

Dated:  June 12, 2008